CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Ironwood Capital Management Corp. (“Ironwood”), we hereby consent to reference to the firm-wide Global Investment Performance Services (GIPS) verification of Ironwood for the period April 1, 2017 through March 31, 2018, issued by ACA Performance Services, LLC doing business as ACA Compliance Group and to related references to our firm, included in or made a part of the registration statement under the Investment Company Act of 1940 and the Securities Act of 1933 for the Ironwood Institutional Multi-Strategy Fund LLC fund.

July 9, 2018

ACA Performance Services, LLC

By:	/s/ Matthew G. Steinhilber
Matthew G. Steinhilber
General Counsel